Exhibit 99.1

J. Alexander’s Corporation Reports Results for Third Quarter and First Nine Months of 2010 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--November 11, 2010--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the third quarter and first nine months of fiscal 2010 which ended on October 3, 2010.

A summary of the third quarter of 2010, compared to the third quarter of 2009, follows:

  Net sales increased 8.5% to $35,164,000 from $32,423,000.
  Average weekly same store sales per restaurant advanced 8.6%.
  The loss before income taxes was $1,012,000 compared to a loss before income taxes of $2,608,000 in the third quarter of 2009.
  An income tax benefit of $2,490,000 was recorded for the third quarter of 2010 compared to a benefit of $1,289,000 in the third quarter of 2009.
  Net income was $1,478,000 compared to a net loss of $1,319,000 in the third quarter of 2009, and the diluted earnings per share were $.25 compared to a loss per share of $.22 in the third quarter of 2009.

Commenting on results for the third quarter of 2010, Lonnie J. Stout II, Chairman, President and CEO, said, “We were pleased with our sales results in the third quarter. It was the fourth consecutive period of higher same store sales. This improvement in the most recent quarter was larger than expected and helped us exceed financial performance targets in almost all categories.”

For the third quarter of 2010, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $82,000, up from $75,500 in the corresponding quarter a year earlier. The Company’s average weekly sales per restaurant for the third quarter of 2010 were the same as the same store average because same store sales calculations are based on restaurants open for more than 18 months and no new restaurants have opened since December of 2008.

Stout said that many of J. Alexander’s more mature restaurants are either at or near pre-recession sales levels. He said that the Company’s newer restaurants are “still struggling to gain traction” and that while all showed improvement in performance for the quarter, they continued to have a significant negative impact on the Company’s results.

In the quarter just ended, J. Alexander’s Corporation reported an increase of 3.9% in average guest counts from the comparable period of 2009. The average guest check, including alcoholic beverage sales for the quarter, rose 4.0% to $25.23. The effect of menu price increases for the most recent quarter was approximately 2.7% compared to the same period a year earlier.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the third quarter of the current year. Total labor and related costs decreased from 37.6% of net sales to 35.2% of net sales. Other restaurant operating expenses decreased to 23.3% of net sales from 24.5% of net sales. Depreciation and amortization of restaurant property and equipment decreased to 4.2% of net sales for the third quarter of 2010 from 5.0% for the third quarter of 2009 because asset impairment charges recorded at the end of 2009 significantly lowered the depreciable basis for the assets of two restaurants and because of the increase in same store sales.

Cost of sales for the third quarter of 2010 increased to 32.3% of net sales from 31.7% of net sales in the corresponding quarter of the previous year.

“Food and beverage costs are still above our targeted levels,” Stout said. “We have started to take some modest price increases and may need to continue raising prices in the fourth quarter. We have been very cautious in taking price increases under current economic conditions. However, we believe food costs will continue rising, especially beef and probably seafood and produce as well.”

For the third quarter of 2010, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 5.0% from 1.1% in the same period of 2009.

Stout noted that the significant income tax benefit recorded in the third quarter of 2010 is primarily the result of additional depreciation deductions based on an asset cost segregation study performed by the Company which increased the federal net operating loss for the 2009 tax year and the net operating loss carryback available to offset taxable income in previous years.

Finally, Stout said that based on J. Alexander’s Corporation’s available resources and projected cash position, during the third quarter of 2010 the Company prepaid the balance of $2.4 million outstanding on its bank term loan.

For the first nine months of 2010, J. Alexander’s Corporation recorded net sales of $110,225,000, up from $105,198,000 reported in the first three quarters of 2009. The Company recorded net income of $2,301,000, or $.38 per diluted share, compared to a net loss of $1,663,000, or $.26 per share, posted in the comparable three quarters of 2009.

J. Alexander’s Corporation had average weekly same store sales per restaurant of $85,900 in the first nine months of 2010, up 4.9% from $81,900 recorded in the first nine months of 2009. The Company’s average weekly sales per restaurant for the first three quarters of 2010 were $85,700, up 4.9% from $81,700 reported in the corresponding quarters of 2009.

The Company’s average guest counts for the first nine months of 2010 increased 2.5% on a same store basis from the comparable nine months of 2009. The average guest check, including alcoholic beverage sales, increased 2.3% to $25.16. The effect of menu price increases for the first three quarters of 2010 was approximately 1.5% compared to the same period of the prior year.

Total cost of sales for the first nine months of 2010 was 32.1%, up from 31.4% in the comparable nine month period of 2009. Restaurant labor and related costs for the first three quarters of the current year decreased to 34.2% of net sales from 35.4% of net sales in the same three quarters of 2009, and other restaurant operating expenses decreased to 22.5% of net sales for the first nine months of 2010 compared to 23.3% for the first nine months of 2009. For the first nine months of 2010, J. Alexander's Corporation had restaurant operating margins of 7.1%, up from 5.1% in the first three quarters of 2009.

Stout said that the Company’s outlook for upscale casual dining restaurants is improving around the country. He pointed out, however, that improvement varies considerably by market.

“We believe one of the reasons we have been able to continue to strengthen our Company’s unit level sales performance is because during the recession we avoided damaging our restaurants by any discounting or promotional programs that would devalue us. We believe we are well positioned to continue to gain market share in the future as the economy improves.

“In summary,” Stout added, “we achieved much improved results in the third quarter and have continued to post solid same store sales increases for the first five weeks of the fourth quarter. We recognize that much work remains to be done to restore sales and profitability to the levels we earned prior to the start of the recent recession.”

J. Alexander’s Corporation operates 33 J. Alexander’s restaurant in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Operations (Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Oct. 3	Sept. 29	Oct. 3	Sept. 29
	2010	2009	2010	2009
Net sales	$35,164	$32,423	$110,225	$105,198
Costs and expenses:
Cost of sales	11,357	10,286	35,332	33,075
Restaurant labor and related costs	12,375	12,205	37,726	37,254
Depreciation and amortization of restaurant property and equipment	1,469	1,636	4,488	4,961
Other operating expenses	8,200	7,949	24,819	24,547
Total restaurant operating expenses	33,401	32,076	102,365	99,837
General and administrative expenses	2,291	2,477	6,730	7,554
Operating (loss) income	(528)	(2,130)	1,130	(2,193)
Other income (expense):
Interest expense	(465)	(491)	(1,432)	(1,447)
Other, net	(19)	13	14	48
Total other expense	(484)	(478)	(1,418)	(1,399)
Loss before income taxes	(1,012)	(2,608)	(288)	(3,592)
Income tax benefit	2,490	1,289	2,589	1,929
Net income (loss)	$1,478	$(1,319)	$2,301	$(1,663)

Earnings (loss) per share:
Basic earnings (loss) per share	$.25	$(.22)	$.39	$(.26)
Diluted earnings (loss) per share	$.25	$(.22)	$.38	$(.26)

Weighted average number of shares:
Basic earnings (loss) per share	5,960	5,947	5,953	6,373
Diluted earnings (loss) per share	5,991	5,947	5,990	6,373

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Operations Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Oct. 3	Sept. 29	Oct. 3	Sept. 29
	2010	2009	2010	2009
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.3	31.7	32.1	31.4
Restaurant labor and related costs	35.2	37.6	34.2	35.4
Depreciation and amortization of restaurant property and equipment	4.2	5.0	4.1	4.7
Other operating expenses	23.3	24.5	22.5	23.3
Total restaurant operating expenses	95.0	98.9	92.9	94.9
General and administrative expenses	6.5	7.6	6.1	7.2
Operating (loss) income	(1.5)	(6.6)	1.0	(2.1)
Other income (expense):
Interest expense	(1.3)	(1.5)	(1.3)	(1.4)
Other, net	(0.1)	—	—	—
Total other expense	(1.4)	(1.5)	(1.3)	(1.3)
Loss before income taxes	(2.9)	(8.0)	(0.3)	(3.4)
Income tax benefit	7.1	4.0	2.3	1.8
Net income (loss)	4.2%	(4.1)%	2.1%	(1.6)%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$82,000	$75,500	$85,700	$81,700
Percent change	8.6%		4.9%

Same store weekly sales per restaurant (1)	$82,000	$75,500	$85,900	$81,900
Percent change	8.6%		4.9%

(1)	The Company includes restaurants in the same store base after they have been in operation for more than 18 months. All of the Company’s restaurants were included in the same store sales base as of the beginning of the third quarter of 2010.

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	October 3	January 3
	2010	2010
ASSETS
Current Assets
Cash and cash equivalents	$1,532	$5,613
Income taxes receivable	3,600	839
Other current assets	5,305	5,363
Total current assets	10,437	11,815

Other assets	1,714	1,601
Property and equipment, net	75,299	77,914
Deferred income taxes	152	152
Deferred Charges, net	537	659
	$88,139	$92,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,040	$15,194
Long-term debt and capital lease obligations	18,748	21,796
Other long-term liabilities	10,455	9,903
Stockholders’ equity	47,896	45,248
	$88,139	$92,141

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900